UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2021

PAYLOCITY HOLDING CORPORATION

(Exact name of registrant as specified in charter)

Delaware	001-36348	46-4066644
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1400 American Lane

Schaumburg, Illinois 60173

(Address of principal executive offices, including zip code)

(847) 463-3200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PCTY	The NASDAQ Global Select Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 31, 2021, Paylocity Corporation (the “Purchaser”), an Illinois corporation and wholly-owned subsidiary of Paylocity Holding Corporation, a Delaware corporation (the “Company”), entered into an Equity Purchase Agreement (the “Purchase Agreement”) with Blue Marble Payroll, LLC, an Illinois limited liability company (“Blue Marble”) and the equityholders of Blue Marble (the “Blue Marble Equityholders”), and completed the acquisition (the “Acquisition”) from the Blue Marble Equityholders of all of the issued and outstanding equity interests of Blue Marble pursuant to the terms and subject to the conditions set forth in the Purchase Agreement, resulting in Blue Marble becoming a wholly-owned subsidiary of the Company. An entity affiliated with Steven I. Sarowitz, the Chairman of the Board of Directors (and the largest stockholder) of the Company, is the largest Blue Marble Equityholder.

The purchase price payable by the Purchaser under the Purchase Agreement is $60.0 million in cash payable at the closing, subject to working capital and certain other customary purchase price adjustments contemplated by the Purchase Agreement. The Purchase Agreement contains various representations and warranties and covenants by the parties to such agreement and related indemnification obligations customary for transactions of this type.

The Board of Directors of the Company appointed the Audit Committee and delegated the power, authority and discretion of the Board of Directors to evaluate, assess and negotiate on its behalf the transactions contemplated by the Purchase Agreement. The Audit Committee is comprised solely of directors who are independent of the management of Blue Marble, the Blue Marble Equity holders and the Company. Houlihan Lokey Capital, Inc. provided the Audit Committee with a fairness opinion in connection with the Acquisition. The Audit Committee and the disinterested directors of the Board have unanimously approved the Purchase Agreement and the transactions contemplated thereby.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Purchase Agreement is not intended to provide any other factual information about the Acquisition. The representations, warranties, and covenants contained in the Purchase Agreement were made solely for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Purchase Agreement, and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by each party to the other for the purposes of allocating contractual risk between them that differ from those applicable to investors. In addition, certain representations and warranties may be subject to a contractual standard of materiality different from those generally applicable to investors and may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. Information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company.  Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company, Blue Marble or any of their respective subsidiaries, affiliates or businesses.

Item 8.01. Other Events

On September 1, 2021, Paylocity Holding Corporation issued a press release announcing the acquisition of Blue Marble, a longtime partner providing international payroll solutions. A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Equity Purchase Agreement, dated as of August 31, 2021, among Paylocity Corporation, Blue Marble Payroll, LLC and the Equityholders party thereto.*
99.1	Press Release issued by Paylocity Holding Corporation on September 1, 2021.
104	Cover Page Interactive Data File (formatted as Inline XBRL)

*Certain exhibits and schedules have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish to the SEC a copy of any omitted exhibits or schedules upon request of the SEC.

EXHIBIT INDEX

Exhibit No.	Description
10.1	Equity Purchase Agreement, dated as of August 31, 2021, among Paylocity Corporation, Blue Marble Payroll, LLC and the Equityholders party thereto.*
99.1	Press Release issued by Paylocity Holding Corporation on September 1, 2021.
104	Cover Page Interactive Data File (formatted as Inline XBRL)

*Certain exhibits and schedules have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish to the SEC a copy of any omitted exhibits or schedules upon request of the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAYLOCITY HOLDING CORPORATION

Date: September 1, 2021	By:	/s/ Steven R. Beauchamp
Steven R. Beauchamp
Chief Executive Officer